Exhibit 99.1

ABM REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2023 RESULTS AND PROVIDES FISCAL 2024 OUTLOOK

•
Grew fourth quarter revenue 4.1% to $2.1 billion, including 3.8% organic growth
•
Fourth quarter net income of $62.8 million and GAAP EPS of $0.96, up 29% and 32%, respectively
•
Fourth quarter adjusted EBITDA of $144.2 million, up 10%
•
Fourth quarter adjusted EPS of $1.01, up 13%
•
Board of Directors approves a $150 million expansion of existing share repurchase authorization
•
Fiscal 2024 adjusted earnings per share expected to be in range of $3.20 to $3.40 (1)

NEW YORK, NY - December 13, 2023 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the fourth quarter and full year ended October 31, 2023.

“Our team executed well in the fourth quarter, delivering 4.1% revenue growth and strong margins, resulting in double-digit growth in net income, adjusted EBITDA and adjusted EPS. Our broad-based organic revenue growth and improved adjusted EBITDA margin was bolstered by strong operating performances in our Aviation and Technical Solutions segments," said Scott Salmirs, ABM's President and Chief Executive Officer. "We also benefited from continued solid performances in our Manufacturing & Distribution ("M&D") and Education segments. Despite ongoing headwinds in the commercial real estate market, Business & Industry ("B&I") posted modest organic revenue growth, which is a testament to our positioning in the Class A market and the overall resilience of the business."

"For full year fiscal 2023, ABM delivered solid performance in what was an unusually difficult operating environment, marked by labor shortages, wage inflation, rising interest rates and softness in commercial real estate. Our team successfully navigated these challenges, and our results highlight the advantages of our end market diversification and relentless focus on our clients," continued Mr. Salmirs. "We continued to progress on our ELEVATE initiatives, which included the completion of the first deployment phase of our cloud-based enterprise resource planning system, including multiple connected applications. Additionally, we expanded the use of tools for workforce management, productivity and optimization, all of which contributed to our financial results."

"Looking to fiscal 2024, we expect generally healthy market conditions for our Technical Solutions, Aviation, Education and M&D segments. We also anticipate that the commercial real estate markets served by B&I will remain challenged, and that we will be impacted by the reallocation of some business by a large client in M&D. Combined, we expect that these factors, along with protracted labor inflation, will likely keep our enterprise-wide revenue growth rate modest and adjusted EBITDA margin in the range of 6.2% to 6.5%(1)."

(1) When the company provides expectations for adjusted EPS and adjusted EBITDA margin on a forward-looking basis, a reconciliation of the differences between these non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Outlook” and “Use of Non-GAAP Financial Information” below for additional information.

"Our team is focused on winning new business, continuing to expand our services with existing clients, and driving operational efficiency through our ELEVATE program, while carefully managing costs. Supported by our leading market position and solid free cash flow, we will continue to invest in our growth and strategic initiatives, strengthening ABM for the long-term while also returning capital to our stockholders."

Fourth Quarter Fiscal 2023 Results

For the fourth quarter of fiscal 2023, the Company reported revenue of $2.1 billion, up 4.1% over the prior year period, including organic growth of 3.8% and growth from acquisitions of 0.3%. Organic revenue growth was led by a 15.8% increase in Aviation on robust consumer and business travel, followed by 5.8% growth in Education and 5.4% growth in M&D. Technical Solutions grew total revenue 6.2%, including organic growth of 2.9%, principally driven by several legacy project closeouts and progress on certain microgrid projects in the quarter. B&I grew revenue by 0.4% largely reflecting strong demand from sports and entertainment markets, partially offset by soft commercial real estate markets.

GAAP net income was $62.8 million, or $0.96 per diluted share, compared to $48.9 million, or $0.73 per diluted share last year, representing increases of 29% and 32%, respectively. The increases in net income and diluted EPS were primarily attributable to higher segment earnings on higher volume, the benefits of prior-year insurance adjustments and lower ELEVATE transformation costs. These gains were partially offset by higher interest expense. Net income margin was 3.0% compared to 2.4% last year.

Adjusted net income was $66.2 million, or $1.01 per diluted share, compared to $59.4 million, or $0.89 per diluted share, in the prior year period, representing increases of 11% and 13%, respectively. These increases primarily reflected higher segment earnings, partially offset in part by higher interest expense. Adjusted results exclude items impacting comparability and a description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Adjusted EBITDA grew 10% to $144.2 million, compared to $130.7 million in the prior year period. Adjusted EBITDA margin for the quarter was 7.2%, up 40 basis points versus the prior year. This improvement was largely driven by project completions in Technical Solutions and normalized performance in Aviation as compared to the prior year, which was impacted by adverse project timing. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Full Year Fiscal 2023 Results

For fiscal 2023, the Company reported revenue of $8.1 billion, an increase of 3.7% over the prior year, comprised of 2.4% organic growth and 1.3% from acquisitions. Organic growth largely reflected strong results in Aviation, M&D and Education; partially offset by soft commercial real estate and bundled energy solutions markets served by B&I and Technical Solutions, respectively.

On a GAAP basis, net income was $251.3 million, or $3.79 per diluted share, compared to net income of $230.4 million, or $3.41 per diluted share last year. These increases primarily reflected gains from adjustments to the fair value of contingent consideration of $45.6 million related to the RavenVolt acquisition, receipt of an Employee Retention Credit of $24.0 million, and the benefit of cost controls and price increases. These gains were partially offset by higher interest expense and labor costs, and lower prior-year insurance adjustments. Net income margin was 3.1% compared to 3.0% last year.

Adjusted net income for fiscal 2023 was $231.9 million, or $3.50 per diluted share, compared to $247.1 million, or $3.66 per diluted share, for fiscal 2022. The decline primarily reflected higher interest expense and labor costs, partially offset by the benefit of cost controls and price increases. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Adjusted EBITDA for fiscal 2023 was $529.1 million compared to $498.1 million in fiscal 2022. Adjusted EBITDA margin was 6.8% versus 6.6% last year. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

ABM also released its 2022 Environmental, Social and Governance ("ESG") Impact Report in the fourth quarter. The report highlights progress on the Company's long-term commitments and solutions that enable clients to address ESG risks and opportunities.

Liquidity, Capital Structure & Share Repurchases

The Company ended the quarter with total indebtedness of $1,385.7 million, including $58.2 million in standby letters of credit, resulting in a total leverage ratio, as defined by the Company's credit facility of 2.3x. The Company had available liquidity of $552.5 million, inclusive of cash and cash equivalents of $69.5 million.

Net cash provided by operating activities for the fourth quarter and full year of fiscal 2023, was $139.1 million and $243.3 million, respectively. Free cash flow for the fourth quarter and full year of fiscal 2023, was $121.2 million, and $190.7 million, respectively. A reconciliation of net cash provided by operating activities to free cash flow can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

During the fourth quarter, the Company repurchased 2.7 million shares of common stock at an average share price of $40.82, with a total cost of $110.0 million. For the full fiscal year, the Company repurchased 3.3 million shares at a total cost of $137.1 million, reducing its outstanding share count by approximately 5%.

Subsequent to the end of the fourth quarter, ABM's Board of Directors approved a $150 million expansion of the Company's existing share repurchase authorization. The total current authorization now stands at approximately $210 million. The Company intends to repurchase its common shares periodically in open market purchases or privately negotiated transactions and may make all or part of the repurchases pursuant to Rule 10b5-1 plans. The timing of repurchases will depend upon several factors, including market and business conditions, share price and availability and other factors at the Company's discretion, and the share repurchase program may be suspended or discontinued at any time without prior notice.

Quarterly Cash Dividend

Subsequent to the end of the fourth quarter, ABM's Board of Directors approved a quarterly cash dividend of $0.225 per common share, which is a 2.3% increase from the prior quarterly cash dividend, payable on February 5, 2024, to shareholders of record on January 4, 2024. This increase advances ABM’s objective to grow its dividend payout ratio to a range of 30% to 35% of adjusted net income over the long term. This will be the Company’s 231st consecutive quarterly cash dividend.

Outlook

For fiscal 2024, ABM expects adjusted EPS of $3.20 to $3.40. Adjusted EBITDA margin is anticipated to be in the range of 6.2% to 6.5%. Interest expense is expected to be in the range of $82 million to $86 million and the tax rate, excluding discrete items and non-taxable items, is anticipated to be 29% to 30%.

The Company cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measures for Adjusted EPS and adjusted EBITDA margin in 2024 without unreasonable effort due to the uncertainty of timing of any gains or losses related to, but not limited to, items such as prior-year self-insurance adjustments, acquisition and integration related costs, legal costs and other settlements, as well as transformation initiative costs. Although we have attempted to estimate the amount of gains and losses of such items for the purpose of explaining the probable significance of these components, this calculation involves a number of unknown variables, resulting in a GAAP range that we believe is too large and variable to be meaningful.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Wednesday, December 13, 2023, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the webcast through December 27, 2023, and can be accessed by dialing (844) 512-2921 and then entering ID #13742043. A replay link of the webcast will also be archived on the ABM website for 90 days.

ABOUT ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility services. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services and forward-looking solutions that improve the spaces and places that matter most. ABM’s comprehensive services include janitorial, engineering, parking, electrical and lighting, energy and electric vehicle charging infrastructure, HVAC and mechanical, landscape and turf, and mission critical solutions. ABM serves a wide range of industries—from commercial office buildings to universities, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM serves over 20,000 clients, with annualized revenue exceeding $8 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom, Republic of Ireland, and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models could adversely affect our financial condition; negative changes in general economic conditions, such as recessionary pressures, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning and related boundary systems could adversely impact our ability to operate our business and report our financial results; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the fourth quarter and full fiscal years 2023 and 2022. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the fourth quarter and full fiscal years 2023 and 2022. Adjusted earnings per share and adjusted EBITDA are among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding parking management reimbursement revenue. We cannot provide a reconciliation of forward-looking non-GAAP adjusted earnings per share and EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions, except per share amounts)	2023	2022	Increase / (Decrease)
Revenues	$ 2,092.9	$ 2,011.1	4.1%
Operating expenses	1,806.9	1,753.1	3.1%
Selling, general and administrative expenses	161.3	159.7	1.0%
Amortization of intangible assets	18.3	19.2	(4.8) %
Operating profit	106.4	79.1	34.5%
Income from unconsolidated affiliates	0.9	0.6	60.1%
Interest expense	(20.5)	(16.0)	(28.4) %
Income before income taxes	86.8	63.7	36.3%
Income tax provision	(24.0)	(14.9)	(61.7) %
Net income	62.8	48.9	28.5%
Net income per common share
Basic	$ 0.97	$ 0.74	31.1%
Diluted	$ 0.96	$ 0.73	31.5%
Weighted-average common and common equivalent shares outstanding
Basic	64.8	66.4
Diluted	65.3	66.9
Dividends declared per common share	$ 0.220	$ 0.195

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Years Ended October 31,
(in millions, except per share amounts)	2023	2022	Increase / (Decrease)
Revenues	$ 8,096.4	$ 7,806.6	3.7%
Operating expenses	7,037.6	6,757.5	4.1%
Selling, general and administrative expenses	572.8	628.3	(8.8) %
Amortization of intangible assets	76.5	72.1	6.1%
Operating profit	409.5	348.8	17.4%
Income from unconsolidated affiliates	3.9	2.4	60.1%
Interest expense	(82.3)	(41.1)	(99.9) %
Income before income taxes	331.1	310.0	6.8%
Income tax provision	(79.7)	(79.6)	(0.2) %
Net income	251.3	230.4	9.1%
Net income per common share
Basic	$ 3.81	$ 3.44	10.8%
Diluted	$ 3.79	$ 3.41	11.1%
Weighted-average common and common equivalent shares outstanding
Basic	66.0	67.1
Diluted	66.3	67.5
Dividends declared per common share	$ 0.880	$ 0.780

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions)	2023	2022
Net cash provided by operating activities	$ 139.1	$ 117.1
Additions to property, plant and equipment	(17.9)	(13.0)
Purchase of business, net of cash acquired	—	(137.9)
Other	0.8	2.8
Net cash used in investing activities	$ (17.1)	$ (148.2)
Proceeds from issuance of share-based compensations awards, net	0.8	0.8
Repurchases of common stock, including excise taxes	(111.0)	(23.0)
Dividends paid	(14.0)	(12.8)
Borrowings from debt	384.5	489.3
Repayment of borrowings from debt	(397.6)	(412.4)
Changes in book cash overdrafts	(9.8)	(1.1)
Financing of energy savings performance contracts	—	1.2
Repayment of finance lease obligations	(0.7)	(0.7)
Net cash (used in)/ provided by financing activities	$ (147.9)	$ 41.2
Effect of exchange rate changes on cash and cash equivalents	(2.3)	(1.1)

	Years Ended October 31,
(in millions)	2023	2022
Net cash provided by operating activities(a)	$ 243.3	$ 20.4
Additions to property, plant and equipment	(52.6)	(50.8)
Purchase of business, net of cash acquired	—	(194.6)
Other	(9.5)	3.9
Net cash used in investing activities	$ (62.1)	$ (241.5)
Taxes withheld from issuance of share-based compensations awards, net	(10.5)	(9.9)
Repurchases of common stock, including excise taxes	(138.1)	(97.5)
Dividends paid	(57.5)	(51.9)
Borrowings from debt	1,178.5	1,479.4
Repayment of borrowings from debt	(1,136.0)	(1,096.9)
Changes in book cash overdrafts	(20.3)	4.3
Financing of energy savings performance contracts	0.5	9.9
Repayment of finance lease obligations	(3.0)	(1.9)
Net cash (used in)/ provided by financing activities	$ (186.3)	$ 235.5
Effect of exchange rate changes on cash and cash equivalents	1.6	(4.2)

(a) The year ended October 31, 2023, includes $24.0 million in Employee Retention Credit (ERC) refunds received from the Internal Revenue Service. The year ended October 31, 2022, includes a $143.8 million payment made for the Bucio settlement. The years ended October 31, 2023 and 2022, include a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,
(in millions)	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$ 69.5	$ 73.0
Trade accounts receivable, net of allowances	1,365.0	1,278.7
Costs incurred in excess of amounts billed	139.2	75.8
Prepaid expenses	78.5	82.1
Other current assets	58.6	51.6
Total current assets	1,710.7	1,561.2
Other investments	28.8	14.5
Property, plant and equipment, net of accumulated depreciation	131.5	125.4
Right-of-use assets	113.4	115.2
Other intangible assets, net of accumulated amortization	302.9	378.5
Goodwill	2,491.3	2,485.6
Other noncurrent assets	155.0	188.5
Total assets	$ 4,933.7	$ 4,868.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt, net	$ 31.5	$ 181.5
Trade accounts payable	299.1	315.5
Accrued compensation	249.7	246.6
Accrued taxes—other than income	58.9	124.7
Deferred revenue	90.1	46.3
Insurance claims	177.0	171.4
Income taxes payable	17.9	6.6
Current portion of lease liabilities	32.5	30.3
Other accrued liabilities	261.2	230.2
Total current liabilities	1,217.9	1,353.2
Long-term debt, net	1,279.8	1,086.3
Long-term lease liabilities	98.8	104.5
Deferred income tax liability, net	85.0	89.7
Noncurrent insurance claims	387.5	387.7
Other noncurrent liabilities	61.1	126.0
Noncurrent income taxes payable	3.7	4.2
Total liabilities	3,133.8	3,151.7
Total stockholders’ equity	1,799.9	1,717.2
Total liabilities and stockholders’ equity	$ 4,933.7	$ 4,868.9

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended October 31,
($ in millions)	2023	2022	Increase/(Decrease)
Revenues
Business & Industry	$ 1,033.0	$ 1,028.9	0.4%
Manufacturing & Distribution	391.2	371.2	5.4%
Education	229.8	217.1	5.8%
Aviation	248.2	214.4	15.8%
Technical Solutions	190.8	179.6	6.2%
Total revenues	$ 2,092.9	$ 2,011.1	4.1%
Operating profit
Business & Industry	84.6	92.4	(8.5) %
Manufacturing & Distribution	42.0	41.2	1.9%
Education	10.2	8.3	23.0%
Aviation	16.4	1.3	NM*
Technical Solutions	24.4	20.9	16.6%
Corporate	(70.0)	(83.8)	16.5%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(0.9)	(0.6)	(60.1) %
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.2)	(0.6)	73.9%
Total operating profit	106.4	79.1	34.5%
Income from unconsolidated affiliates	0.9	0.6	60.1%
Interest expense	(20.5)	(16.0)	(28.4) %
Income before income taxes	86.8	63.7	36.3%
Income tax provision	(24.0)	(14.9)	(61.7) %
Net income	$ 62.8	$ 48.9	28.5%

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Years Ended October 31,
($ in millions)	2023	2022	Increase/(Decrease)
Revenues
Business & Industry	$ 4,089.4	$ 4,095.9	(0.2%)
Manufacturing & Distribution	1,526.7	1,445.2	5.6%
Education	880.4	834.7	5.5%
Aviation	925.7	804.0	15.1%
Technical Solutions	674.2	626.8	7.6%
Total revenues	$ 8,096.4	$ 7,806.6	3.7%
Operating profit
Business & Industry	$ 315.6	$ 334.9	(5.7%)
Manufacturing & Distribution	161.7	161.8	—%
Education	49.7	47.1	5.5%
Aviation	60.0	29.3	NM*
Technical Solutions(1)	53.2	63.8	(16.5%)
Government Services	—	(0.3)	NM*
Corporate(2)	(226.6)	(284.5)	20.3%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(3.9)	(2.4)	(60.1%)
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.3)	(0.9)	66.8%
Total operating profit	409.5	348.8	17.4%
Income from unconsolidated affiliates	3.9	2.4	60.1%
Interest expense	(82.3)	(41.1)	(99.9%)
Income before income taxes	331.1	310.0	6.8%
Income tax provision	(79.7)	(79.6)	(0.2%)
Net income	$ 251.3	$ 230.4	9.1%

*Not meaningful (due to variance greater than or equal to +/-100%)
(1) 2022 includes a $7.6 million gain on the sale of certain healthcare customer contracts.

(2) 2023 includes $24.0 million in Employee Retention Credit (ERC) refunds received from the Internal Revenue Service and $45.6 million adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

($ in millions, except per share amounts)	Three Months Ended October 31,		Years Ended October 31,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 62.8	$ 48.9	$ 251.3	$ 230.4
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	(9.5)	(0.7)	(11.3)	(37.9)
Legal costs and other settlements	0.1	(0.6)	0.1	0.3
Acquisition and integration related costs(c)	3.1	4.0	14.3	16.6
Transformation initiative costs(d)	10.6	18.3	56.5	63.1
Sale of healthcare customer contracts(e)	—	—	—	(7.6)
Change in fair value of contingent consideration(f)	—	—	(45.6)	—
Employee Retention Credit(g)	(1.7)	—	(24.0)	—
Union Benefits(h)	0.5	—	0.5	—
Other(i)	4.3	—	4.8	—
Total items impacting comparability	7.5	21.0	(4.9)	34.5
Income tax benefit(j) (k)	(4.0)	(10.4)	(14.6)	(17.8)
Items impacting comparability, net of taxes	3.4	10.6	(19.5)	16.7
Adjusted net income	$ 66.2	$ 59.4	$ 231.9	$ 247.1

	Three Months Ended October 31,		Years Ended October 31,
	2023	2022	2023	2022
Reconciliation of Net Income to Adjusted EBITDA
Net income	$ 62.8	$ 48.9	$ 251.3	$ 230.4
Items impacting comparability	7.5	21.0	(4.9)	34.5
Income tax provision	24.0	14.9	79.7	79.6
Interest expense	20.5	16.0	82.3	41.1
Depreciation and amortization	29.3	30.0	120.7	112.4
Adjusted EBITDA	$ 144.2	$ 130.7	$ 529.1	$ 498.1

Net income margin as a % of revenues	3.0%	2.4%	3.1%	3.0%

	Three Months Ended October 31,		Years Ended October 31,
	2023	2022	2023	2022
Revenues Excluding Management Reimbursement
Revenues	$ 2,092.9	$ 2,011.1	$ 8,096.4	$ 7,806.6
Management reimbursement	(78.5)	(76.5)	(302.3)	(280.6)
Revenues excluding management reimbursement	$ 2,014.4	$ 1,934.6	$ 7,794.0	$ 7,526.0

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	7.2%	6.8%	6.8%	6.6%

	Three Months Ended October 31,		Years Ended October 31,
	2023	2022	2023	2022
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net Income per diluted share	$ 0.96	$ 0.73	$ 3.79	$ 3.41
Items impacting comparability, net of taxes	0.05	0.16	(0.29)	0.25
Adjusted Net Income per diluted share	$ 1.01	$ 0.89	$ 3.50	$ 3.66
Diluted shares	65.3	66.9	66.3	67.5

	Three Months Ended October 31,		Years Ended October 31,
	2023	2022	2023	2022
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$ 139.1	$ 117.1	$ 243.3	$ 20.4
Additions to property, plant and equipment	(17.9)	(13.0)	(52.6)	(50.8)
Free Cash Flow	$ 121.2	$ 104.1	$ 190.7	$ (30.4)

(a) The Company adjusts net income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three months ended October 31, 2023 and 2022, our self-insurance general liability, workers’ compensation and automobile insurance claims related to prior period accident years was decreased by $9.5M and by $0.7M, respectively. For the years ended October 31, 2023 and 2022, our self-insurance general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years was decreased by $11.3M and by $37.9M, respectively.

(c) Represents acquisition and integration related costs primarily associated with Able acquisition.

(d) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion inclusive of internal costs, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) Represents a $7.6 million gain on the sale of certain healthcare customer contracts.

(f) Represents an adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

(g) Represents Employee Retention Credit (ERC) refunds received from the Internal Revenue Service.

(h) Includes a $4.4 million accrual related to certain prior years' union benefits' audit. Also includes a $3.9 million accrual reversal for an abated withdrawal liability, which was initially accrued in FY 2019. The accrual was related to a lost client account where ABM employees assigned to the account participated in a defined-benefit multiemployer pension fund where contributions to the pension fund by ABM were limited to that single client account.

(i) Represents primarily severance and related costs associated with the Company's reorganization that impacted approximately 150 people.

(j) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for US and 22.5% for UK for FY 2023, and 28.11% for US and 19% for UK for FY 2022. For purposes of calculating the tax impact, the change in the fair value of the contingent consideration related to RavenVolt acquisition is deemed to be an non-taxable item.

We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(k) The Company’s tax impact also includes the following discrete items:

•
For the three months ended October 31, 2023
•
a tax benefit of $1.8 million related to expiring statue of limitations
•
$0.4 million charge related to ERC refunds received from IRS
•
For the year ended October 31, 2023
•
a tax benefit of $1.8 million related to expiring statue of limitations
•
$5.4 million charge related to ERC refunds received from IRS
•
For the three months and the year ended October 31, 2022
•
a tax benefit of $4.5 million and $8.1 million, respectively, related to expiring statue of limitations.